EXHIBIT 8.2
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                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 Avenue of the Americas
                            New York, New York 10019
                                 (212) 373-3000



                                                  October 16, 2002



Compton Petroleum Corporation
Hornet Energy Ltd.
867791 Alberta Ltd.
899776 Alberta Ltd.
Compton Petroleum

c/o Compton Petroleum Corporation
Suite 3100, 425--1st Street S.W.
Calgary, Alberta, Canada  T2P 3L8

                       Registration Statement on Form F-4
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Ladies and Gentlemen:

         We have been requested to render our opinion as to certain tax matters in connection with the Registration Statement on Form F-4 (the "Registration Statement") filed by Compton Petroleum Corporation, an Alberta corporation (the "Company"), Hornet Energy Ltd., a Canadian corporation ("Hornet"), 867791 Alberta Ltd., an Alberta corporation ("867791"), 899776 Alberta Ltd., an Alberta corporation ("899776") and Compton Petroleum, an Alberta general partnership ("Compton Partnership"; each of Hornet, 867791, 899776 and Compton Partnership, a "Subsidiary Guarantor" and collectively, the "Subsidiary Guarantors", and the Subsidiary Guarantors together with the Company, the "Co-Registrants") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act. The Registration Statement relates to the registration under the Act of the Company's $165,000,000 aggregate principal amount of 9.90% Senior Notes due 2009 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Subsidiary Guarantors (the "Subsidiary Guarantees"). The Exchange Notes are to be offered in exchange for the Company's outstanding 9.90% Senior Notes due 2009 (the "Existing Notes") issued and sold by the Company on May 8, 2002 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture dated as of May 8, 2002 (the "Indenture"), among the Company, the Subsidiary Guarantors and The Bank of Nova Scotia Trust


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Compton Petroleum Corporation                                                  2


Company of New York, as trustee (the "Trustee"). The Indenture is governed under the laws of the State of New York.

         For purposes of our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents, records, certificates or other instruments (the "Documents") as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

         In our examination of the Documents and in rendering the opinion set forth below, we have assumed, without independent investigation, (i) the due organization and valid existence of the Company and each Subsidiary Guarantor under the laws of their jurisdictions of organization, (ii) the enforceability of any of the Documents against each party thereto (other than the Co-Registrants), (iii) the necessary power and authority of each of the Co-Registrants to execute, deliver and perform its obligations under each of the Documents to which it is a party, (iv) the due authorization, execution and delivery of the Documents by each party thereto, (v) that the Company has taken all necessary action to authorize the Documents and the transactions contemplated thereby as the managing partner of Compton Partnership, (vi) that the execution and delivery by the Company and each Subsidiary Guarantor of each Document to which it is a party and the performance by such party of its obligations thereunder have been authorized by all necessary corporate action and do not violate or result in a breach of or default under such party's certificate or articles of incorporation and by-laws, such party's general partnership agreement, or the laws of such party's jurisdiction of organization,
(vii) that the Exchange Notes will be issued as described in the Registration Statement, (viii) that the Exchange Notes and the Subsidiary Guarantees will be in substantially the forms attached to the Indenture and that any information omitted from any such forms will be properly added, (ix) the genuineness of all signatures, (x) the authenticity of all documents submitted to us as originals,
(xi) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, (xii) the authenticity of all such latter documents, (xiii) the legal capacity of all individuals who have executed any of such documents and (xiv) that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

         The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth below.


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Compton Petroleum Corporation                                                  3


         The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

         We hereby confirm that the discussion set forth under the caption "Certain Income Tax Considerations--U.S. Federal Income Tax Considerations" in the prospectus contained in the Registration Statement is our opinion. Such discussion, however, does not purport to discuss all United States federal income tax considerations and is limited to those United States federal income tax considerations specifically discussed therein.

         We are furnishing this letter in our capacity as United States federal income tax counsel to the Company. This letter may not be circulated to any other person without our prior written consent except as set forth below.

         We hereby consent to the use of our name in the Registration Statement and in the prospectus contained in the Registration Statement as it appears under the caption "Legal Matters" and to the use of this opinion and the opinion contained in Exhibit 5.2 of the Registration Statement as exhibits to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated under it.


                                Very truly yours,


                                /s/ Paul, Weiss, Rifkind, Wharton & Garrison
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                                PAUL, WEISS, RIFKIND, WHARTON & GARRISON